Exhibit 10.16

GFI Software S.a r.l.

7A, rue Robert Stiimper

L-2557 Luxembourg

We are pleased to offer you a position as a member of the Board of Managers of GFI Software S.a r.l., a societe a responsabilite limitee organized in Luxembourg (the “Company’’’’), effective upon formal approval of your appointment by the shareholders of the Company following your acceptance.  The Company is the ultimate parent company of all of the GFI Software and TeamViewer entities. We are excited about the possibility of adding your experience and depth of knowledge to the leadership of our company.

Your initial annual retainer in connection with your appointment shall be $100,000, paid in quarterly installments and based on the average currency exchange rate as available on www.oanda.com for each quarter.  Upon presentation of appropriate documentation, you will also be reimbursed for all reasonable expenses incurred by you in connection with your services to the Company in accordance with the Company’s expense reimbursement policy in effect from time to time.

It is expected that the Board of Managers will meet regularly in preparation for the expected initial public offering of the Company. Thereafter, it is expected that the Board of Managers will meet four to six times per year. In addition, the various committees of the Board of Managers to which you may be appointed will also meet from time to time.  It is our expectation that you will participate in all board and committee meetings in person to the extent possible.  We also ask that you make yourself available to participate in various special and telephonic meetings from time to time.

Nothing in this offer should be construed to interfere with or otherwise restrict in  any way the rights of the Company and the shareholders of the Company to remove any individual from the Board of Managers at any time in accordance with the provisions of applicable law.

We are very excited to have you join us as a part of the GFI team.  We have many exciting challenges ahead and we are confident you can make a significant contribution to our future growth.  Please do not hesitate to contact me with any questions.

Please indicate your acceptance of the foregoing terms by signing the enclosed copy of this letter and returning it to me.

Sincerely,

Sincerely,

Walter Scott
Chief Executive Officer

Accepted and agreed on July 24, 2012:

/s/ Derek Zissmann
Derek Zissmann

Circular Resolutions of the Board of GFI Software S.à r.l.

(Second Distribution Transactions)